EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

BELLSOUTH CORPORATION

	For the years ended December 31,

	2001	2002	2003

Earnings Per Share — Basic:
Income From Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$2,786	$3,475	$3,488
Discontinued Operations, net of tax	(339)	(867)	101
Cumulative Effect of Changes in Accounting Principle, net of tax	—	(1,285)	315

Net Income	$2,447	$1,323	$3,904

Weighted Average Shares Outstanding	1,875	1,870	1,848
Earnings Per Common Share Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.49	$1.86	$1.89
Discontinued Operations, net of tax	(0.18)	(0.46)	0.05
Cumulative Effect of Changes in Accounting Principle, net of tax	—	(0.69)	0.17

Earnings Per Share	$1.31	$0.71	$2.11

Earnings Per Share — Diluted:
Income From Continuing Operations Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$2,786	$3,475	$3,488
Discontinued Operations, net of tax	(339)	(867)	101
Cumulative Effect of Changes in Accounting Principle, net of tax	—	(1,285)	315

Net Income	$2,447	$1,323	$3,904

Weighted Average Shares Outstanding	1,875	1,870	1,848
Incremental shares from assumed exercise of stock options and payment of performance share awards	13	6	4

Diluted Shares Outstanding	1,888	1,876	1,852

Earnings Per Common Share Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principle	$1.48	$1.85	$1.88
Discontinued Operations, net of tax	(0.18)	(0.46)	0.05
Cumulative Effect of Changes in Accounting Principle, net of tax	—	(0.68)	0.17

Earnings Per Share *	$1.30	$0.71	$2.11

*	Earnings per share does not sum due to rounding

68      BELLSOUTH 2004